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                                                                    Exhibit 8.2




                               _______ ____, 2002



Directors and Shareholders
Avatech Solutions, Inc.
11403-A Cronhill Drive
Owings Mills, Maryland 21117

     Re:  OPINION LETTER

Ladies and Gentlemen:

     We have acted as counsel to Avatech Solutions, Inc. a Delaware corporation, (the "Company"), in connection with the preparation and execution of the Agreement and Plan of Merger (the "Agreement"), dated as of May 1, 2002, by and among the Company, PlanetCAD Inc., a Delaware corporation (the "Acquiror"), and Raven Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Acquiror (the "Merger Sub").

     This opinion is being furnished to the Company pursuant to Section 6.2(d) of the Agreement and with the understanding that the receipt of this letter is a condition precedent to Company's agreement to merge with Merger Sub. Pursuant to the Agreement, Merger Sub will merge with and into the Company (the "Merger"). All section references in this opinion, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms used in this opinion, which are not otherwise defined in this opinion, shall have the respective meanings assigned to them in the Agreement.

     In our capacity as counsel to the Company and in rendering the opinions set forth below, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto):

     (i)  the Agreement;

     (ii) the Acquiror's Form S-4/A Registration Statement under the Securities Act of 1933 (Registration No. 333-____) filed with the Securities and Exchange Commission on July __, 2002 (the "Registration Statement");
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Directors and Shareholders
Avatech Solutions, Inc.
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Page 2

     (iii) representations and certifications made to us by the Company (attached hereto as EXHIBIT A);

     (iv) representations and certifications made to us by Acquiror (attached hereto as EXHIBIT B);

     (v) such other instruments and documents related to the formation, organization and operation of the Company, Acquiror and Merger Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate in order to enable us to render this opinion, subject to the limitations, assumptions, and qualifications noted below.

     In addition, we have reviewed the form of opinion of counsel, which will be delivered to Acquiror from Hogan & Hartson L.L.P., with respect to the tax consequences of the proposed transaction (the "Hogan Opinion").

     Based solely upon our review of the documents set forth above and the information contained therein (which information we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

     The Company resells design automation software and supports its customers in the integration of this software by offering training, technical support and professional services. Merger Sub was organized solely for the purpose of accomplishing the merger described below.

     For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Sub will merge with and into the Company. Merger Sub's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Sub under Delaware corporate law.

     By virtue of the Merger, each share of the Company Common Stock, excluding any Treasury Shares, issued and outstanding at the Effective Time will be converted into the right to receive that number of shares of Acquiror Common Stock equal to the Exchange Ratio. The Exchange Ratio will be determined by dividing three times the number of shares of Acquiror
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Directors and Shareholders
Avatech Solutions, Inc.
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Common Stock outstanding prior to the Merger by the number of shares of Company
Common Stock outstanding prior to the Merger. As a result, Acquiror stockholders will own approximately 25% of the outstanding Acquiror Common Stock following the Merger and Company stockholders will own approximately 75%. Fractional shares of Acquiror Common Stock will not be issued in the Merger. Company stockholders will receive cash instead of, fractional shares of Acquiror Common Stock as if the fractional shares were distributed as part of the Merger and then were redeemed by Acquiror.

     In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

     1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion. With respect to such documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the documents, the authenticity of the documents and the conformity with originals of all documents submitted to us as copies. We have further assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

     2. The Merger will be consummated in accordance with Delaware law and will qualify as a statutory merger under Delaware law.

     3. All representations made in the exhibits hereto are true, correct, and complete in all material respects.

     4. The Merger will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Acquiror, Merger Sub and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.
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Directors and Shareholders
Avatech Solutions, Inc.
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     5.   The Hogan Opinion has been concurrently delivered and not withdrawn.

     Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal income tax purposes: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a); and (ii) the discussion in the Registration Statement under the heading "Material United States Federal Income Tax Consequences of the Merger," to the extent such discussion describes applicable federal income tax law, is correct in all material respects, as of the date hereof.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

     1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. The Company has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

     2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     3. Our opinion is intended to address only the tax consequences to the Company and its shareholders generally and is not intended to address (nor may it be relied upon for) the tax consequences to Acquiror or any other person. We express no opinion regarding, among other
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Directors and Shareholders
Avatech Solutions, Inc.
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things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     4. Our opinion set forth herein is based upon the description of the contemplated transaction as set forth above in (i) this opinion, (ii) the Agreement; and (iii) Registration Statement. If the actual facts relating to any aspect of the transaction differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than as set forth above. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     5. In basing matters set forth herein on our knowledge or awareness, the words "knowledge" and "awareness" (and any variations thereof) signify that in the course of our representation as counsel to the Company, no information has come to our attention that would give us actual knowledge or actual notice that any such matters are not accurate or that any of the documents, certificates and information on which we have relied are not accurate and complete. The words "knowledge" and "awareness" and similar language used herein are intended to be limited to knowledge of the lawyers within our firm who have been actively involved in specific matters for the Company insofar as such knowledge pertains to the area(s) of their involvement.

     The opinions expressed in this letter are solely for your benefit in connection with the transactions contemplated by the Agreement, and these opinions may not be relied on by any other persons without our prior written approval. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. The opinions expressed in this letter are strictly limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.


                                        Very truly yours,